Exhibit 99.1

FOR IMMEDIATE RELEASE

January 31, 2006

MILLENNIUM BANKSHARES ANNOUNCES YEAR-END EARNINGS;

INITIATION OF COMMON STOCK DIVIDEND AND STRATEGIC INITIATIVES

•	Declaration of $0.02 per share common stock dividend, the first in Company history;

•	Staffing rationalization that will save $900 thousand per year in expense;

•	New initiatives in Electronic Check Deposit and automated wire notification;

•	Guidance for 2006 of $0.40 per share EPS, 7.25% ROE, 65% efficiency ratio;

•	No new branches or acquisitions anticipated for the coming year.

Reston, VA — January 31, 2006 – Millennium Bankshares (Nasdaq: MBVA) today announced its net income for the year ended December 31, 2005 of $1.6 million, or $0.18 per share, versus $2.0 million, or $0.27 per share, for the prior year. The Company recorded a net loss of $16 thousand or $0.00 per share, for the fourth quarter of 2005, versus net income in the amount of $635 thousand, or $0.07 per share, for the fourth quarter of 2004. Both fourth quarter 2005 and full year 2005 earnings were impacted by after tax charges of $339 thousand related to writing off transaction costs associated with the acquisition of Albemarle First Bank, which was terminated on November 28, 2005, and after tax securities losses of $137 thousand incurred to improve the investment portfolio risk profile. Exclusive of these charges, core earnings for the year ended December 31, 2005 were $2.1 million, or $0.24 per share, versus $2.0 million, or $0.27 per share, for the prior year. Core earnings for the fourth quarter of 2005 were $460 thousand, or $0.05 per share, versus $635 thousand, or $0.07 per share, for the fourth quarter of 2004.

“The last year was a disappointing one for Millennium Bank,” stated Carroll C. Markley, Chairman and CEO. “In addition to the challenging economic environment and flat yield curve that affected all financial institutions, we put a lot of focus on the acquisition of Albemarle First, and were disappointed to have had to terminate that transaction. Nonetheless, we have put the past year behind us and are eager to move forward, having begun a number of initiatives which we believe will add materially to our financial performance and the value for our shareholders.”

Initiation of a Common Stock Dividend. The Board of Directors of Millennium Bankshares has approved declaration of a common stock dividend of $0.02 per share, which will be payable on March 1, 2006 to shareholders of record on February 15, 2006. This dividend will represent the first payment of a dividend to Millennium shareholders since the Company began operations in 1999. “One of the items we have identified as a priority for the coming year is capital management,” said Mr. Markley. “After investigating several options to return some of our excess capital to our shareholders in an effective fashion, including a stock repurchase program, the Board determined at this time to declare a cash dividend. We also continue to review other options to manage our capital. We are grateful to our loyal shareholders and hope to continue to reward them with a quarterly cash return on their investment.”

Staffing Rationalization. In December 2005, the Company eliminated 15 staff positions, some of which were currently open and expected to be filled, and the remainder involving the reduction of existing positions, in an effort to rationalize the bank’s infrastructure and improve its efficiency and profitability. “We had positioned our personnel in part to absorb the Albemarle First transaction, but also for continued aggressive growth,” explained Mr. Markley. “In reviewing our priorities for the coming year, our focus is more on solid, core organic growth, as well as improved earnings and profitability. Those factors drove the decision.”

The Company projects the staffing rationalization to result in pre-tax savings in projected salary expense in excess of $900 thousand in 2006.

New Product Initiatives. The Company has recently rolled out its Electronic Check Deposit promotion as well as automated wire notification, which will help Millennium build commercial deposit accounts. A major initiative of the Company in the coming year is to focus its deposit generation on lower cost demand and transaction accounts, and the Company has also put incentive programs in place internally to focus customer relations employees on these opportunities. The establishment of an asset-based lending division is also expected to compliment the demand deposit growth initiative. Projected growth in demand deposits is expected to reduce reliance on wholesale funding.

Spin Out of Mortgage Operations. The fourth quarter 2005 financial results reflect a full quarter without the Company’s mortgage operations being housed internally. In September 2005, the Company spun out its mortgage operations to three mortgage banking limited liability companies. Prior to September 2005, the Company was recording gross gains on mortgage sales, which were offset by compensation expense and other direct expense for the mortgage department. Since September 2005, the Company, which has contractual relationships with these mortgage companies, is paid a per loan amount for each mortgage loan sold. This change is the primary driver behind the significant decreases in both other income and operating expenses in fourth quarter 2005 as compared to the fourth quarter of 2004.

“Housing a significant mortgage banking operation internally made our financial statements look different from our community banking peers who don’t have such an emphasis,” described Mr. Markley. “A by-product of spinning off that operation is more transparency in our numbers and financial ratios more similar to our peer community banks.”

Financial Objectives for 2006. The Company is offering guidance on three major objectives for 2006 that are points of emphasis for senior management:

•	Net income of $3.5 million, or $0.40 per share (a 67% increase from $0.24 per share core EPS in 2005, which is exclusive of the fourth quarter 2005 charge);

•	A return on shareholders’ equity of 7.25% (versus 4.33% core in 2005). Millennium’s goal will be a return on equity of 8.5% for 2007 and 10.0% for 2008;

•	An efficiency ratio below 65% (versus 84.3% in 2005, which included eight months with the mortgage operation recorded internally).

In an effort to focus on operational efficiency and the core, internal growth of the Company’s existing operation, Millennium does not plan to open any new branches or acquire any financial institutions in 2006.

The foregoing estimates constitute forward-looking statements that are based upon various factors and current assumptions management believes are reasonable, including the implementation of the initiatives described above. However, projections are inherently uncertain, and our actual results for 2006 may differ significantly from these estimates due to uncertainties and risks related to our business, including those described below under the heading “Forward-Looking Statements.”

Overview of Full Year 2005 Performance.

For the year ended December 31, 2005, core earnings were $2.1 million, an increase of 5.0% from full year 2004 net income of $2.0 million. Weighted average shares outstanding, however, were 8.94 million for 2005 versus 7.36 million in 2004, therefore full year earnings per share before one-time items of $0.24 in 2005 is down 11% from the $0.27 per share recorded for full year 2004.

Total assets ended 2005 at $422 million, an increase of 13% from $372 million at year-end 2004. Net loans, including those held for sale, were $273 million at December 31, 2005, a decrease of 2% from $279 million at December 31, 2004. While the absolute level of net loans was relatively flat from year-to-year, this doesn’t explain activity for the year fully, as the company sells a large number of loans it originates. The company ended 2005 with $299 million in deposits, an increase of 6.5% over year-end 2004. Borrowings were $73 million at December 31, 2005, versus $42 million at the prior year-end, and investment securities were $128 million at year-end 2005 versus $86 million at December 31, 2004.

For the year ended December 31, 2005, core return on average assets and return on average shareholders’ equity were 0.51% and 4.33%, respectively. The company’s net interest margin was 3.20% for the quarter ended December 31, 2005, down 2 basis points from the third quarter 2005 margin of 3.22%. The net interest margin for the year ended December 31, 2005 was 3.24%. Asset quality continues to be exceptional, with non-performing assets to total assets of 0.14% at December 31, 2005, and the allowance for loan losses at 1.18% of total loans.

Non-GAAP Financial Measure

To supplement the unaudited financial highlights that accompany this news release and are presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed, in this news release and the accompanying financial highlights, “core earnings”, which is a non-GAAP measure of operating results that excludes certain items. In this news release and the accompanying financial highlights, net income and earnings per share are discussed both as reported (on a GAAP basis) and as excluding the impact of certain items, which are comprised of after-tax charges related to writing off transaction costs associated with the acquisition of Albemarle First Bank, which was terminated during the fourth quarter, and after-tax securities losses incurred in the fourth quarter to improve the investment portfolio risk profile.

Management believes the presentation of core earnings provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period-over-period comparisons of such operations. While the Company believes that this financial measure is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, this non-GAAP measure may not be the same as similar measures presented by other companies. See “Reconciliation of GAAP Net Income to Core Earnings” for the three months ended December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 included with this release for a reconciliation of core earnings to GAAP net income.

Forward-Looking Statements

This news release contains comments, information and guidance that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Carroll C. Markley, Chairman and CEO

703-464-1970

Dale G. Phelps, CFO

(703) 444-1962

Millennium Bankshares Corporation

Financial Highlights

(Unaudited)

	Three Months Ended December 31,		% Change	Year ended December 31,		% Change

(Dollars in thousands, except per share data)	2005	2004		2005	2004
Operations
Interest income	$6,212	$4,867	27.6	$24,073	$18,372	31.0
Interest expense	3,061	1,872	63.5	11,299	7,155	57.9

Net interest income	3,151	2,995	5.2	12,774	11,217	13.9
Provision for loan losses	(161)	163	-198.8	438	271	61.6

Net interest income after provision for loan losses	3,312	2,832	16.9	12,336	10,946	12.7
Other Income	340	2,765	-87.7	9,755	8,063	21.0
Operating expense	3,815	4,613	-17.3	19,778	15,970	23.8

Income before income taxes	(163)	984	-116.6	2,313	3,039	-23.9
Income tax expense	(147)	349	-142.1	680	1,030	-34.0

Net income	(16)	635	-102.5	1,633	2,009	-18.7

Reconciliation of GAAP Net Income to Core Earnings
Net Income	(16)	635		1,633	2,009
Add securities losses, net of tax, included in other income incurred in 2005 to improve investment portfolio risk profile	137	—		137	—
Add merger-related expenses, net of tax, included in operating expense, from the proposed acquisition of Albemarle First Bank which was terminated on November 28, 2005 as previously disclosed in a Form 8-K filed on November 29, 2005.	339	—		339	—

Core earnings	460	635	-27.6	2,109	2,009	5.0

Per Share Data
Basic earnings per share-core earnings	0.05	0.07	-28.6	0.24	0.29	-17.2
Basic earnings per share-net income	0.00	0.07	-100.0	0.19	0.29	-34.5
Diluted earnings per share-core earnings	0.05	0.07	-28.6	0.24	0.27	-11.1
Diluted earnings per share-net income	0.00	0.07	-100.0	0.18	0.27	-33.3
Book value per share	5.39	5.37	0.4
Closing stock price	8.65	9.00	-3.9
Weighed average shares-Basic	8,819,279	8,779,649		8,798,106	7,037,771
Weighted average shares-Diluted	8,995,512	8,855,713		8,939,052	7,356,247

Selected Balance Sheet Data
Investments	$128,365	$86,219	48.9
Loans, net (including loans held for sale)	273,462	279,181	-2.0
Total assets	421,515	371,858	13.4
Deposits	298,996	280,833	6.5
Borrowings	73,215	41,566	76.1
Shareholders’ equity	47,693	47,111	1.2

Selected Average Balance Sheet Data
Investments	$116,807	$71,244	64.0	$114,244	$76,416	49.5
Loans, net (including loans held for sale)	279,696	275,022	1.7	281,248	253,573	10.9
Total assets	415,031	358,332	15.8	415,356	340,856	21.9
Deposits	291,496	309,422	-5.8	298,789	302,647	-1.3
Borrowings	74,195	44,583	66.4	65,714	37,401	75.7
Shareholders’ equity	47,775	47,461	0.7	48,697	36,912	31.9

Performance Ratios
Return on average assets-core earnings	0.44%	0.70%		0.51%	0.59%
Return on average assets-net income	-0.02%	0.70%		0.39%	0.59%
Return on average equity-core earnings	3.82%	5.32%		4.33%	5.44%
Return on average equity-net income	-0.13%	5.32%		3.35%	5.44%
Net interest margin	3.20%	3.43%		3.24%	3.37%
Efficiency ratio (1)	87.86%	80.09%		84.34%	82.83%
Non-performing assets to total assets	0.18%	0.22%
Net charge-offs to average loans	-0.02%	0.43%		0.05%	0.16%
Allowance for loan losses to loans	1.18%	1.05%

(1)	Operating expense less pretax merger related expense of $513 thousand divided by fully taxable equivalent net interest income plus other income exclusive of pretax securities losses of $208 thousand.